EMPLOYMENT AGREEMENT

AGREEMENT, dated as of May 15, 2008, by and between Dycom Industries, Inc., a Florida corporation (the “Company”), and Steven E. Nielsen (the “Executive”).

WHEREAS, the Company and the Executive entered into an amended and restated employment agreement, dated as of November 25, 2003 (the “Existing Employment Agreement”);

WHEREAS, the Existing Employment Agreement will expire in accordance with its terms on May 15, 2008; and

WHEREAS, the Company and the Executive desire to provide for the continued employment of the Executive and to supersede the Existing Employment Agreement with this Agreement effective as of the date hereof;

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.          Employment and Duties.  (a)  General.  Subject to the terms and conditions hereof, the Executive shall serve as President and Chief Executive Officer of the Company, reporting to the Board of Directors (the “Board”) of the Company.  The Executive shall have such duties and responsibilities commensurate with those typically provided by a President and Chief Executive Officer of a company that is required to file reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (a “Public Company”), as may be assigned to the Executive from time to time by the Board.  The Executive’s principal place of employment shall be the principal offices of the Company currently located in Palm Beach Gardens, Florida, subject to such reasonable travel as the performance of his duties and the business of the Company may require.

(b)         Exclusive Services.  For so long as the Executive is employed by the Company, the Executive shall devote his full business working time to his duties hereunder, shall faithfully serve the Company, shall in all respects conform to and comply with the lawful and good faith directions and instructions given to him by the Board and shall use his best efforts to promote and serve the interests of the Company.  Further, the Executive shall not, directly or indirectly, render material services to any other person or organization without the consent of the Company pursuant to authority granted by the Lead Director of the Board or otherwise engage in activities that would interfere significantly with the faithful performance of his duties hereunder.  Notwithstanding the foregoing, the Executive may (i) serve on corporate, civic or charitable boards provided that, on and after the Effective Date hereof, the Executive provides the Lead Director of the Board, in writing, with a list of such boards and receives the consent of the Lead Director of the Board to serve on such boards and (ii) manage personal investments or engage in charitable activities, provided that such activity does not contravene the first sentence of this Section 1(b).

2.          Term.  The Executive’s employment under this Agreement shall commence as of May 15, 2008 (the “Effective Date”) and shall terminate on the earlier of (i) May 31, 2012 and (ii) the termination of the Executive’s employment under this Agreement; provided, however, that if a Change in Control, as defined in Section 4(d)(ii), occurs following the second anniversary of the Effective Date, the Executive’s employment under this Agreement shall be extended for 24 months and this Agreement shall terminate on the earlier of (x) the second anniversary of the consummation of the Change in Control and (y) the termination of the Executive’s employment under this Agreement (the “Extended Term”).  The period from the Effective Date until the termination of the Executive’s employment under this Agreement, including, if applicable, the Extended Term, is referred to as the “Term”.

3.          Compensation and Other Benefits.  Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for services rendered hereunder:

(a)         Base Salary.  The Company shall pay to the Executive an annual salary (the “Base Salary”) at the rate of $705,000, payable in substantially equal installments at such intervals as may be determined by the Company in accordance with its ordinary payroll practices as established from time to time.  During the Term, the Compensation Committee of the Board shall review the Executive’s Base Salary, not less often than annually, and may increase (but not decrease) the Executive’s Base Salary in its sole discretion.

(b)         Bonus.  The Executive shall be entitled to participate in the Company’s annual incentive bonus plan in accordance with its terms as may be in effect from time to time and subject to such other terms as the Board may approve.  For each fiscal year during the Term, the Executive shall be eligible to receive a maximum annual bonus opportunity of not less than 125% of his Base Salary.

(c)         Long-Term Incentive Plan.  The Executive shall be entitled to participate in the Company’s long-term incentive plan in accordance with its terms that may be in effect from time to time and subject to such other terms as the Board, in its sole discretion, may approve.

(d)         Benefit Plans.  The Executive shall be entitled to participate in all employee benefit plans or programs of the Company as are available to other senior executives of the Company, in accordance with the terms of the plans, as may be amended from time to time.

(e)         Expenses.  The Company shall reimburse the Executive for reasonable travel and other business-related expenses incurred by the Executive in the fulfillment of his duties hereunder upon presentation of written documentation thereof, in accordance with the business expense reimbursement policies and procedures of the Company as in effect from time to time.  In addition, the Company shall reimburse the Executive for the cost of an annual physical exam by a physician of the Executive’s choice upon presentation of written documentation thereof, in accordance with the applicable business expense reimbursement policies and procedures of the Company as in effect from time to time.  Payments with respect to reimbursements of expenses shall be made consistent with the Company’s reimbursement policies and procedures and in no event later than the last day of the calendar year following the calendar year in which the relevant expense is incurred.

(f)         Vacation.  The Executive shall be entitled to vacation time consistent with the applicable policies of the Company for other senior executives of the Company as in effect from time to time.

4.          Termination of Employment.  Subject to this Section 4, the Company shall have the right to terminate the Executive’s employment at any time, with or without Cause (as defined below), and the Executive shall have the right to terminate his employment at any time, with or without Good Reason (as defined below).

(a)         Termination Due to Death or Disability.  The Executive’s employment under this Agreement will terminate upon the Executive’s death and upon Disability (as defined below) may be terminated by the Company upon giving not less than 30 days’ written notice to the Executive.  In the event of the Executive’s death or Disability, the Company shall pay to the Executive (or his estate, as applicable) the Executive’s Base Salary through and including the date of termination and any bonus earned, but unpaid, for the year prior to the year in which the Separation from Service (as defined below) occurs and any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of the Company (“Other Accrued Compensation and Benefits”), payable within 30 days of the Executive’s Separation from Service by reason of death or Disability.  For purposes of this Agreement, “Disability” means that the Executive, because of physical or mental disability or incapacity, is unable to perform the Executive’s duties hereunder for an aggregate of 180 working days during any 12-month period.  All questions arising under this Agreement as regards Executive’s disability or incapacity shall be determined by a reputable physician mutually selected by the Company and the Executive at the time such question arises.  If the Company and the Executive cannot agree upon the selection of a physician within a period of seven days after such question arises, then the chief of staff of Good Samaritan Hospital, West Palm Beach, Florida shall be asked to select a physician to make such determination.  The determination of the physician selected pursuant to the above provisions of this Section 4(a) as to such matters shall be conclusively binding upon the parties.

(b)         Termination for Cause; Resignation Without Good Reason.  (i)  If, prior to the expiration of the Term, the Executive incurs a “Separation from Service” within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) by reason of the Company’s termination of the Executive’s employment for Cause or if the Executive resigns from his employment hereunder other than for Good Reason, the Executive shall only be entitled to payment of his Other Accrued Compensation and Benefits, payable in accordance with Company policies and practices and in no event later than 30 days after the Executive’s Separation from Service.  The Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of employment.

(ii)         Termination for “Cause” shall mean termination of the Executive’s employment because of:

(A)         the Executive’s indictment for any crime, whether such crime is a felony or misdemeanor, that materially impairs the Executive’s ability to function as President and Chief Executive Officer of the Company and such crime involves the purchase or sale of any security, mail or wire fraud, theft, embezzlement, moral turpitude, or

Company property; provided, however, that if the Executive is found not guilty of the crime and does not enter a plea of guilty or nolo contendere to such crime or a lesser offense (based on the same operative facts), either before or after the date of the Executive’s Separation from Service, such indictment shall not be the basis for a termination for Cause, but will be a termination without Cause as of the date of the Executive’s Separation from Service;

(B)         the Executive’s repeated willful neglect of his duties; or

(C)         the Executive’s willful material misconduct in connection with the performance of his duties or other willful material breach of this Agreement.

provided, however, that no act or omission on the Executive’s part shall be considered “willful” if it is done by him in good faith and with a reasonable belief that Executive’s conduct was in the best interest of the Company and provided further that no event or condition described in clause (B) or (C) shall constitute Cause unless (w) the Company gives the Executive written notice of termination of his employment for Cause and the grounds for such termination within 180 days of the Board first becoming aware of the event giving rise to such Cause, (x) such grounds for termination are not corrected by the Executive within 30 days of his receipt of such notice, (y) if the Executive fails to correct such event or condition, the Company gives the Executive at least 15 days’ prior written notice of a special Board meeting called to make a determination that the Executive should be terminated for Cause and the Executive and his legal counsel are given the opportunity to address such meeting prior to a vote of the Board, and (z) a determination that Cause exists is made and approved by 75% of the Board.

(iii)         Resignation for “Good Reason” shall mean termination of employment by the Executive because of the occurrence of any of the following events:

(A)         a failure by the Company to pay compensation or benefits due and payable to the Executive in accordance with the terms of this Agreement;

(B)         a material change in the duties or responsibilities performed by the Executive as Chief Executive Officer of a Public Company;

(C)         a relocation of the Company’s principal office by more than 25 miles from Palm Beach Gardens, Florida without the Executive’s consent;

(D)         failure by the Company to obtain agreement by a successor to assume the Agreement in accordance with Section 16(b); or

(E)         any resignation by the Executive during the 30 day period commencing on the first anniversary of a Change in Control (as defined below);

provided, however, that no event or condition described in clause (A) or (B) shall constitute Good Reason unless (x) the Executive gives the Company written notice of his intention to terminate his employment for Good Reason and the grounds for such termination within 180 days of the Executive first becoming aware of the event giving rise to such Good Reason and

y) such grounds for termination are not corrected by the Company within 30 days of its receipt of such notice.

(c)         Termination Without Cause; Resignation for Good Reason Prior to a Change in Control.  (i)  If, prior to the expiration of the Term, the Executive incurs a Separation from Service by reason of the Company’s termination of the Executive’s employment without Cause, or if the Executive resigns from his employment for Good Reason prior to a Change in Control the Executive shall receive the Other Accrued Compensation and Benefits and, subject to Section 4(f), shall be entitled to the following:

(A)         an amount equal to three times the sum of (i) his Base Salary (at the rate in effect on the date the Executive’s employment is terminated) plus (ii) the greater of (x) the average amount of the annual bonus paid to him for each of the three fiscal years immediately prior to the fiscal year in which the Separation from Service occurs or (y) 100% of the Executive’s Base Salary, payable in substantially equal monthly installments over a period of 18 months following the Executive’s Separation from Service; provided, however, that if a “change in the effective control of a corporation,” as such term is defined in Treasury Regulation §1.409A-3(i)(5), occurs with respect to the Company following the Executive’s Separation from Service, any unpaid amounts hereunder shall be paid in a single lump sum within five days following the consummation of such change in the effective control; and

(B)         continued participation in the employee benefit plans of the Company (other than equity-based plans, 401(k) plans, bonus plans, or disability plans) applicable to other senior executives for a period of three years following the Executive’s Separation from Service or, in the event such participation is not permitted, a cash payment equal to the value of the benefit excluded, payable in three annual installments beginning 60 days following the Executive’s Separation from Service; provided, however, that in the event the Executive obtains other employment and is eligible to participate in the welfare benefit plans of his new employer, any benefits provided under the Company’s welfare benefit plans shall be secondary to the benefits provided under the welfare benefit plans of the Executive’s new employer.

(d)         Termination Without Cause; Resignation for Good Reason on or Following a Change in Control.  (i)  If, prior to the expiration of the Term, the Executive incurs a Separation from Service on or following the consummation of a Change in Control by reason of the Company’s termination of the Executive’s employment without Cause, or if the Executive resigns from his employment for Good Reason, the Executive shall receive the Other Accrued Compensation and Benefits and, subject to Section 4(f), shall be entitled to the following:

(A)         an amount equal to three times the sum of (i) his Base Salary (at the rate in effect on the date the Executive’s employment is terminated) plus (ii) the greater of (x) the average amount of the annual bonus paid to him for each of the three fiscal years immediately prior to the fiscal year in which the Separation from Service occurs or (y) 100% of the Executive’s Base Salary, payable in a single lump sum within five days;

(B)         a prorata bonus equal to (x) the greater of (i) the average amount of the annual bonus paid to the Executive for each of the three fiscal years immediately prior to the fiscal year in which the Separation from Service occurs or (ii) the annual bonus the Executive would have earned for the fiscal year in which the Separation from Service occurs based on performance as determined through the date of the Separation from Service, multiplied by (y) a fraction, the numerator of which is the number of days worked during the fiscal year in which the Separation from Service occurs and the denominator of which is 365 (the “Pro Rata Annual Bonus”), payable in a single lump sum within five days; provided, however, that if such Separation from Service occurs in the same fiscal year as the Change in Control and the Executive is paid an annual bonus for such year in connection with the Change in Control, the fraction shall be adjusted so that the numerator reflects the number of days worked during the fiscal year following the Change in Control and the denominator reflects the number of days in the fiscal year following the Change in Control;

(C)         continued participation in the employee benefit plans of the Company (other than equity-based plans, 401(k) plans, bonus plans, or disability plans) applicable to other senior executives for a period of three years following the Executive’s Separation from Service or, in the event such participation is not permitted, a cash payment equal to the value of the benefit excluded, payable in three annual installments beginning 60 days following the Executive’s Separation from Service; provided, however, that in the event the Executive obtains other employment and is eligible to participate in the welfare benefit plans of his new employer, any benefits provided under the Company’s welfare benefit plans shall be secondary to the benefits provided under the welfare benefit plans of the Executive’s new employer; and

(D)         all outstanding equity-based awards, including but not limited to stock options, restricted stock, and restricted stock unit awards, granted by the Company to the Executive pursuant to any of the Company’s long-term incentive plans shall fully and immediately vest to the extent not already vested.  In addition, all outstanding performance share, performance share unit, and other equivalent awards granted by the Company to the Executive pursuant to any of the Company’s long-term incentive plans shall immediately vest at their respective target performance levels to the extent not already vested.

(ii)          For purposes of this Agreement, a “Change in Control” shall be deemed to occur upon the occurrence of any of the following events:

(A)          any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 20% of the total outstanding voting stock of the Company, excluding, however,   (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company; (2) any acquisition by the Company; or (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company;

(B)         the individuals who constitute the Board as of the Effective Date (the “Incumbent Board”) cease to constitute a majority of the Board; provided, however, (1) that if the nomination or election of any new director of the Company was approved by a majority of the Incumbent Board, such new director shall be deemed a member of the Incumbent Board and (2) that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or as a result of a solicitation of proxies or consents by or on behalf of any “person” or “group” identified in clause (A) above;

(C)         a reorganization of the Company or the Company consolidates with, or merges with or into another person or entity or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person or entity, or any person or entity consolidates with or merges with or into the Company; provided, however, that any such transaction shall not constitute a Change in Control if (1) the shareholders of the Company immediately before such transaction own, directly or indirectly, immediately following such transaction in excess of 50% of the combined voting power of the outstanding voting securities of the corporation or other person or entity resulting from such transaction, (2) no “person” or “group” owns 20% or more of the outstanding voting securities of the corporation or other person or entity resulting from such transaction, and (3) a majority of the Incumbent Board remains; or

(D)         the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(e)          Failure to Renew Agreement.  In the event the Company fails to renew this Agreement beyond the Term on substantially no less favorable terms to the Executive than those effective under this Agreement and the Executive incurs a Separation from Service, the Executive shall receive the Other Accrued Compensation and Benefits and, subject to Section 4(f), he shall be entitled to receive an amount equal to (i) one times his Base Salary (at the rate in effect on the date the Executive’s employment is terminated), plus (ii) the greater of (x) the average amount of the annual bonus paid to him for each of the three fiscal years immediately prior to the fiscal year in which the Separation from Service occurs or (y) 100% of the Executive’s Base Salary, payable in substantially equal monthly installments over a period of 12 months following the Executive’s Separation from Service; provided, however, that following the consummation of a “change in the effective control” of the Company, any unpaid amounts under this Section 4(e) shall be paid to the Executive in a lump sum within five days following the consummation of a Change in Control.

(f)          Execution and Delivery of Release.  The Company shall not be required to make the payments and provide the benefits provided for under Section 4(c), 4(d), or 4(e), unless the Executive executes and delivers to the Company, within 60 days following the Executive’s Separation from Service, a general waiver and release of claims in a form substantially similar to the form attached hereto as Exhibit A and the release has become effective and irrevocable in its entirety.  The Executive’s failure or refusal to sign the release (or his revocation of such release in accordance with applicable laws) shall result in the forfeiture of the payments and benefits under Sections 4(c), 4(d), and 4(e).

(g)          Notice of Termination.  Any termination of employment by the Company or the Executive shall be communicated by a written “Notice of Termination” to the other party hereto given in accordance with Section 24 of this Agreement, except that the Company may waive the requirement for such Notice of Termination by the Executive.  In the event of a resignation by the Executive without Good Reason, the Notice of Termination shall specify the date of termination, which date shall not be less than 30 days after the giving of such notice, unless the Company agrees to waive any notice period by the Executive.

(h)          Resignation from Directorships and Officerships.  The termination of the Executive’s employment for any reason shall constitute the Executive’s resignation from (i) any director, officer or employee position the Executive has with the Company and (ii) all fiduciary positions (including as a trustee) the Executive may hold with respect to any employee benefit plans or trusts established by the Company.  The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance.

5.          280G Gross-Up Payment.

(a)         Gross-Up Payments.  If, following a Change in Control, it shall be determined by the Accounting Firm (as contemplated by Section 5(b) below) that any payment or distribution by the Company or any of its affiliates to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including, without limitation, any stock option, stock right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be an “excess parachute payment” with respect to which the Executive would be subject to the excise tax imposed by Section 4999 of the Code by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code, or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then:

If the aggregate “present value” of the “parachute payments,” as such terms are defined by Section 280G of the Code (together, the “Total Parachute Payments”), does not exceed the product of (i) three times the Executive’s “base amount,” within the meaning of Section 280G of the Code, multiplied by (ii) 110% (the “Trigger Amount”), then the payments and benefits to be made or provided under this Agreement to the Executive shall be reduced (reducing or eliminating the earliest payments first) by the least amount necessary such that no Payment shall be subject to the Excise Tax.  If the Total Parachute Payments exceed the Trigger Amount, then the Executive shall be entitled to receive an additional payment or payments (collectively, a “Gross-Up Payment”).  The Gross-Up Payment shall be in an amount such that, after payment by the Executive of all taxes (including, but not limited to, any federal, state or local income taxes, Excise Taxes, FICA and Medicare withholding taxes and interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up

Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

(b)         Determination of the Gross-Up Payment.  All determinations required to be made under this Section 5, including whether an Excise Tax is payable by the Executive and the amount of the Excise Tax, the Trigger Amount, the amount by which any Payment or benefit to be made or provided under this Agreement should be reduced pursuant to Section 5(a) above, and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm designated by the Company and reasonably acceptable to the Executive (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment with respect to which the Executive in good faith believes a Gross-Up Payment may be due under this Section 5, or such earlier time as is requested by the Company.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross-Up Payment, as determined pursuant to this Section 5, shall be paid by the Company to the Executive within five days of the later of (1) the due date for the payment of any Excise Tax and (2) the receipt of the Accounting Firm’s determination provided that such payments shall be made no later than the end of the taxable year next following the taxable year in which the Executive remits taxes related to the Gross-Up Payment.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to the Executive or for the Executive’s benefit.  The previous sentence shall apply mutatis mutandis to any overpayment of a Gross-Up Payment.  Any payments with respect to reimbursements of Excise Taxes shall be made as required by this Agreement and in no event later than the last day of the calendar year following the calendar year in which the relevant Excise Tax is imposed.

(c)         Procedures.  The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than 10 business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i)           give the Company any information reasonably requested by the Company relating to such claim,

(ii)         take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii)         cooperate with the Company in good faith in order effectively to contest such claim, and

(iv)         permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limiting the foregoing provisions of this Section 5, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, to the extent permitted by law, the Company shall advance the amount of such payment to the Executive on an interest-free basis (which shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid) and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further that any extension of the statute of limitations relating to payment of taxes for the Executive’s taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)         Refund.  If, after the receipt by the Executive of an amount advanced by the Company pursuant to this Section 5, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the Executive receives an amount advanced by the Company pursuant to this Section 5, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

6.          Confidentiality.

(a)         Confidential Information.  (i)  The Executive agrees that during his employment with the Company for any reason and for a period of five years following his Separation from Service, he will not at any time, except with the prior written consent of the Company or any of its subsidiaries or affiliates (collectively, the “Company Group”) or as required by law, directly or indirectly, reveal to any person, entity or other organization (other than any member of the Company Group or its respective employees, officers, directors, shareholders or agents) or use for the Executive’s own benefit any information deemed to be confidential by any member of the Company Group (“Confidential Information”) relating to the assets, liabilities, employees, goodwill, business or affairs of any member of the Company Group, including, without limitation, any information concerning customers, business plans, marketing data, or other confidential information known to the Executive by reason of the Executive’s employment by, shareholdings in or other association with any member of the Company Group; provided that such Confidential Information does not include any information which (x) is available to the general public or is generally available within the relevant business or industry other than as a result of the Executive’s action or (y) is or becomes available to the Executive after his Separation from Service on a non-confidential basis from a third-party source provided that such third-party source is not bound by a confidentiality agreement or any other obligation of confidentiality.  Confidential Information may be in any medium or form, including, without limitation, physical documents, computer files or disks, videotapes, audiotapes, and oral communications.

(ii)         In the event that the Executive becomes legally compelled to disclose any Confidential Information, the Executive shall provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy.  In the event that such protective order or other remedy is not obtained, the Executive shall furnish only that portion of such Confidential Information or take only such action as is legally required by binding order and shall exercise his reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded any such Confidential Information.  The Company shall promptly pay (upon receipt of invoices and any other documentation as may be requested by the Company) all reasonable expenses and fees incurred by the Executive, including attorneys’ fees, in connection with his compliance with the immediately preceding sentence.

(b)         Exclusive Property.  The Executive confirms that all Confidential Information is and shall remain the exclusive property of the Company Group.  All business records, papers and documents kept or made by the Executive relating to the business of the Company Group shall be and remain the property of the Company Group.  Upon the request and at the expense of the Company Group, the Executive shall promptly make all disclosures, execute all instruments and papers and perform all acts reasonably necessary to vest and confirm in the Company Group, fully and completely, all rights created or contemplated by this Section 6.

7.          Noncompetition.  The Executive agrees that during his employment with the Company and for a period commencing on the Executive’s Separation from Service and ending on the first anniversary of the Executive’s Separation from Service (the “Restricted Period”), the Executive shall not, without the prior written consent of the Company, directly or indirectly, and whether as principal or investor or as an employee, officer, director, manager, partner, consultant, agent or otherwise, alone or in association with any other person, firm, corporation or other business organization, carry on a business competitive with the Company in any geographic area in which the Company Group has engaged in business, or is reasonably expected to engage in business during such Restricted Period (including, without limitation, any area in which any customer of the Company Group may be located); provided, however, that nothing herein shall limit the Executive’s right to own not more than 1% of any of the debt or equity securities of any business organization.

8.          Non-Solicitation.  The Executive agrees that, during his employment and for the Restricted Period, the Executive shall not, directly or indirectly, other than in connection with the proper performance of his duties in his capacity as an executive of the Company, (a) interfere with or attempt to interfere with any relationship between the Company Group and any of its employees, consultants, independent contractors, agents or representatives, (b) employ, hire or otherwise engage, or attempt to employ, hire or otherwise engage, any current or former employee, consultant, independent contractor, agent or representative of the Company Group in a business competitive with the Company Group, (c) solicit the business or accounts of the Company Group or (d) divert or attempt to direct from the Company Group any business or interfere with any relationship between the Company Group and any of its clients, suppliers, customers or other business relations.  As used herein, the term “indirectly” shall include, without limitation, the Executive’s permitting the use of the Executive’s name by any competitor of any member of the Company Group to induce or interfere with any employee or business relationship of any member of the Company Group.

9.          Assignment of Developments.  The Executive previously entered into an Employee Invention, Proprietary Information and Copyright Agreement, dated September 19, 2007 (“Assignment of Developments Agreement”).  The Executive agrees that the terms of such Assignment of Developments Agreement shall continue in full force and effect.

10.        Full Settlement.  Prior to the effective date of a Change in Control, in the event the Company believes that the Executive is in material breach or has materially breached a provision of the Agreement, the Company may withhold any further payment of amounts due and payable under this Agreement, provided that (x) the Company gives the Executive at least 15 days’ prior written notice of a special Board meeting called to make a determination that the Executive is in material breach or has materially breached a provision of this Agreement and the Executive and his legal counsel are given the opportunity to address such meeting prior to a vote of the Board and (y) a determination that the Executive is in material breach or has materially breached a provision of this Agreement is made and approved by 75% of the Board.  Any such determination by the Board shall not be binding on an arbitrator or other trier of fact as to whether the Executive has breached this Agreement, and shall not limit or otherwise affect the rights or remedies available to the Executive or the Company in the event of a dispute under this Agreement.  Except as provided above in this Section 10, the Company’s obligation to pay the Executive the amounts required by this Agreement shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense or other right which the Company may have against the Executive or anyone else.  All payments and benefits to which the Executive is entitled under this Agreement shall be made and provided without offset, deduction, or mitigation on account of income that the Executive may receive from employment from the Company or otherwise, except as provided in Sections 5(b) and 5(d) hereof.  This Section 10 shall not be interpreted to otherwise limit the remedies available to the Company, whether at law or in equity, in the event the Executive breaches any provision of this Agreement.

11.        Certain Remedies.

(a)         Injunctive Relief.  Without intending to limit the remedies available to the Company Group, the Executive agrees that a breach of any of the covenants contained in Sections 6 through 9 of this Agreement may result in material and irreparable injury to the Company Group for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, any member of the Company Group shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from engaging in activities prohibited by the covenants contained in Sections 6 through 9 of this Agreement or such other relief as may be required specifically to enforce any of the covenants contained in this Agreement.  Such injunctive relief in any court shall be available to the Company Group in lieu of, or prior to or pending determination in, any arbitration proceeding.

(b)         Extension of Restricted Period.  In addition to the remedies the Company may seek and obtain pursuant to this Section 11, the Restricted Period shall be extended by any and all periods during which the Executive shall be found by a court or arbitrator possessing personal jurisdiction over him to have been in violation of the covenants contained in Sections 7 and 8 of this Agreement.

12.        Section 409A of the Code.

(a)         General.  This Agreement is intended to meet the requirements of Section 409A of the Code, and shall be interpreted and construed consistent with that intent.

(b)         Deferred Compensation.  Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the payment shall be paid (or provided) in accordance with the following:

(i)         If the Executive is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Executive’s “Separation from Service” within the meaning of Section 409A(a)(2)(A)(i) of the Code, then no such payment shall be made or commence during the period beginning on the date of the Executive’s Separation from Service and ending on the date that is six months following the Executive’s Separation from Service or, if earlier, on the date of the Executive’s death.  The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the fifteenth day of the first calendar month following the end of the period (“Delayed Payment Date”).  If payment of an amount is delayed as a result of this Section 12(b)(i), such amount shall be increased with interest from the date on which such amount would otherwise have been paid to the Executive but for this Section 12(b)(i) to the day prior to the

Delayed Payment Date.  The rate of interest shall be compounded monthly, at the prime rate as published by Citibank NA for the month in which occurs the date of the Executive’s Separation from Service.  Such interest shall be paid on the Delayed Payment Date.

(ii)         Payments with respect to reimbursements of expenses shall be made in accordance with Company policy and in no event later than the last day of the calendar year following the calendar year in which the relevant expense is incurred.  The amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year.

13.        Source of Payments.  All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment.  The Executive shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder.  To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

14.        Arbitration.  Any dispute or controversy arising under or in connection with this Agreement or otherwise in connection with the Executive’s employment by the Company that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in Palm Beach County, Florida in accordance with the commercial rules of the American Arbitration Association before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by the Executive, or if such two individuals cannot agree on the selection of the arbitrator, who shall be selected by the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereon.

15.        Attorney’s Fees.  The Company shall pay or reimburse the Executive, on an after-tax basis, for all reasonable legal fees and expenses (including court costs) incurred by him as a result of any claim by him (or on his behalf) to enforce the terms of this Agreement or collect any payments or benefits due to the Executive hereunder.  Payments with respect to reimbursements of legal fees and expenses shall be made within ten business days after the Executive submits documentation of such fees to the Company in accordance with the Company’s business expense reimbursement policies and procedures and in no event later than the last day of the calendar year following the calendar year in which the relevant expense is incurred.

16.        Nonassignability; Binding Agreement.

(a)         By the Executive.  This Agreement and any and all rights, duties, obligations or interests hereunder shall not be assignable or delegable by the Executive.

(b)         By the Company.  This Agreement and all of the Company’s rights and obligations hereunder shall not be assignable by the Company except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of the Company’s assets.  If the Company shall be merged or consolidated with another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner that the Company would be required to perform it if no such succession had taken plan.  The provisions of this paragraph shall continue to apply to each subsequent employer of the Executive hereunder in the event of any subsequent merger, consolidation, transfer of assets of such subsequent employer or otherwise.

(c)         Binding Effect.  This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Company and the Executive’s heirs and the personal representatives of the Executive’s estate.

17.        Withholding.  Any payments made or benefits provided to the Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.

18.        Amendment; Waiver.  This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto.  The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

19.        Governing Law.  All matters affecting this Agreement, including the validity thereof, are to be subject to, and interpreted and construed in accordance with, the laws of the State of Florida applicable to contracts executed in and to be performed in that State.

20.        Survival of Certain Provisions.  The rights and obligations set forth in this Agreement that, by their terms, extend beyond the Term shall survive the Term.

21.        Entire Agreement; Supersedes Previous Agreements.  This Agreement, the Assignment of Developments Agreement, and any outstanding equity award agreements entered into prior to the Effective Date contain the entire agreement and understanding of the parties hereto with respect to the matters covered herein including, without limitation, the Existing Employment Agreement, and supersede all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.

22.        Counterparts.  This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

23.        Headings.  The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

24.        Notices.  All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

11770 US Highway 1, Suite 101
Palm Beach Gardens, Florida 33408
Attention:  General Counsel

To the Executive:

Steven E. Nielsen
c/o Dycom Industries, Inc.
11770 US Highway 1, Suite 101
Palm Beach Gardens, Florida 33408

With a copy to the Executive’s counsel:

Harvey Koning, Esq.
Varnum, Riddering, Schmidt & Howlett LLP
333 Bridge Street NW
Grand Rapids, Michigan 49504

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt or (ii) if sent by electronic mail or facsimile, upon receipt by the sender of confirmation of such transmission; provided, however, that any electronic mail or facsimile will be deemed received and effective only if followed, within 48 hours, by a hard copy sent by certified United States mail.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its officer pursuant to the authority of its Board, and the Executive has executed this Agreement, as of the day and year first written above.

DYCOM INDUSTRIES, INC.

By:	/s/ Richard B. Vilsoet
Name: Richard B. Vilsoet
Title: Vice President and
General Counsel

EXECUTIVE

/s/ Steven E. Nielsen

EXHIBIT A

FORM OF WAIVER AND MUTUAL RELEASE

This Waiver and Mutual Release, dated as of [DATE], (this “Release”) by and between Steven E. Nielsen (the “Executive”) and Dycom Industries, Inc., a Florida corporation (the “Company”).

WHEREAS, the Executive and the Company are parties to an Employment Agreement, dated May 15, 2008 (the “Employment Agreement”), which provided for the Executive’s employment on the terms and conditions specified therein; and

WHEREAS, pursuant to Section 4(f) of the Employment Agreement, the Executive has agreed to execute and deliver a release and wavier of claims of the type and nature set forth herein as a condition to his entitlement to certain payments and benefits upon certain his termination of employment with the Company effective as of _____________ (the “Effective Date”).

NOW, THEREFORE, in consideration of the premises and mutual promises herein contained and for other good and valuable consideration received or to be received in accordance with the terms of the Employment Agreement, the Executive and the Company agree as follows:

1.           Return of Property.  On or prior to the Effective Date, the Executive represents and warrants that he will return all property made available to him in connection with his service to the Company, including, without limitation, credit cards, any and all records, manuals, reports, papers and documents kept or made by the Executive in connection with his employment as an officer or employee of the Company and its subsidiaries and affiliates, all computer hardware or software, cellular phones, files, memoranda, correspondence, vendor and customer lists, financial data, keys and security access cards.

2.           Executive Release.

(a)           In consideration of the payments and benefits provided to the Executive under the Employment Agreement and after consultation with counsel, the Executive and each of the Executive’s respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Executive Parties”) hereby irrevocably and unconditionally release and forever discharge the Company and its subsidiaries and affiliates and each of their respective officers, employees, directors, shareholders and agents (“Company Parties”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Executive Parties may have, or in the future may possess, arising out of (i) the Executive’s employment relationship with and service as an employee, officer or director of the Company, and the termination of such relationship or service, and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the Executive does not release, discharge or waive (i) any rights to payments and benefits provided under the Employment Agreement that are contingent upon the execution by the Executive of this Release, (ii) any right the Executive may have to enforce this Release or the Employment Agreement, (iii) the Executive’s eligibility for indemnification in accordance with the Company’s certificate of incorporation, bylaws or other corporate governance document, or any applicable insurance policy, with respect to any liability he incurred or might incur as an employee, officer or director of the Company, or (iv) any claims for accrued, vested benefits under any long-term incentive, employee benefit or retirement plan of the Company subject to the terms and conditions of such plan and applicable law including, without limitation, any such claims under the Employee Retirement Income Security Act of 1974.

(b)           Executive’s Specific Release of ADEA Claims.  In further consideration of the payments and benefits provided to the Executive under the Employment Agreement, the Executive Parties hereby unconditionally release and forever discharge the Company Parties from any and all Claims that the Executive Parties may have as of the date the Executive signs this Release arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”).  By signing this Release, the Executive hereby acknowledges and confirms the following:  (i) the Executive was advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Release and to have such attorney explain to the Executive the terms of this Release, including, without limitation, the terms relating to the Executive’s release of claims arising under ADEA, and the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than 21 days to consider the terms of this Release and to consult with an attorney of his choosing with respect thereto; and (iii) the Executive knowingly and voluntarily accepts the terms of this Release.  The Executive also understands that he has seven (7) days following the date on which he signs this Release (the “Revocation Period”) within which to revoke the release contained in this paragraph, by providing the Company a written notice of his revocation of the release and waiver contained in this paragraph.  No such revocation by the Executive shall be effective unless it is in writing and signed by the Executive and received by the Company prior to the expiration of the Revocation Period.

3.           Company Release.  The Company for itself and on behalf of the Company Parties hereby irrevocably and unconditionally release and forever discharge the Executive Parties from any and all Claims , including, without limitation, any Claims under any federal, state, local or foreign law, that the Company Parties may have, or in the future may possess, arising out of (i) the Executive’s employment relationship with and service as an employee, officer or director of the Company, and the termination of such relationship or service, and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof, excepting any Claim which would constitute or result from conduct by the Executive that would constitute a crime under applicable state or federal law; provided, however, notwithstanding the generality of the foregoing, nothing herein shall be deemed to release the Executive Parties from (A) any rights or claims of the Company arising out of or attributable to (i) the Executive’s actions or omissions involving or arising from fraud, deceit, theft or intentional or grossly negligent violations of law, rule or statute while employed by the Company and (ii) the Executive’s actions or omissions taken or not taken in bad faith with respect to the Company; and (B) the Executive or any other Executive Party’s obligations under this Release or the Employment Agreement.

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4.           No Assignment.  The parties represent and warrant that they have not assigned any of the Claims being released under this Release.

5.           Proceedings.  The parties represent and warrant that they have not filed, and they agree not to initiate or cause to be initiated on their behalf, any complaint, charge, claim or proceeding against the other party before any local, state or federal agency, court or other body relating to the Executive’s employment or the termination thereof, other than with respect to any claim that is not released hereunder including with respect to the obligations of the Company to the Executive and the Executive to the Company under the Employment Agreement (each, individually, a “Proceeding”), and each party agrees not to participate voluntarily in any Proceeding.  The parties waive any right they may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

6.           Remedies.

(a)           Each of the parties understand that by entering into this Release such party will be limiting the availability of certain remedies that such party may have against the other party and limiting also such party’s ability to pursue certain claims against the other party.

(b)           Each of the parties acknowledge and agree that the remedy at law available to such party for breach of any of the obligations under this Release would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms.  Accordingly, each of the parties acknowledge, consent and agree that, in addition to any other rights or remedies that such party may have at law or in equity, such party shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, restraining the other party from breaching its obligations under this Release.  Such injunctive relief in any court shall be available to the relevant party, in lieu of, or prior to or pending determination in, any arbitration proceeding.

7.           Cooperation.  From and after the Effective Date, the Executive shall cooperate in all reasonable respects with the Company and their respective directors, officers, attorneys and experts in connection with the conduct of any action, proceeding, investigation or litigation involving the Company, including any such action, proceeding, investigation or litigation in which the Executive is called to testify.

8.           Unfavorable Comments.

(a)           Public Comments by the Executive.  The Executive agrees to refrain from making, directly or indirectly, now or at any time in the future, whether in writing, orally or electronically:  (i) any derogatory comment concerning the Company or any of their current or former directors, officers, employees or shareholders, or (ii) any other comment that could reasonably be expected to be detrimental to the business or financial prospects or reputation of the Company.

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(b)           Public Comments by the Company. The Company agrees to instruct its directors and employees to refrain from making, directly or indirectly, now or at any time in the future, whether in writing, orally or electronically:  (i) any derogatory comment concerning the Executive, or (ii) any other comment that could reasonably be expected to be detrimental to the Executive’s business or financial prospects or reputation.

9.           Severability Clause.  In the event any provision or part of this Release is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Release, will be inoperative.

10.           Nonadmission.  Nothing contained in this Release will be deemed or construed as an admission of wrongdoing or liability on the part of the Company or the Executive.

11.           Governing Law.  All matters affecting this Release, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the Florida applicable to contracts executed in and to be performed in that State.

12.           Arbitration.  Any dispute or controversy arising under or in connection with this Release shall be resolved in accordance with Section 14 of the Employment Agreement.

13.           Notices.  All notices or communications hereunder shall be made in accordance with Section 24 of the Employment Agreement:

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS RELEASE AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS RELEASE AND THE RELEASE AND RELEASES PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

IN WITNESS WHEREOF, the parties have executed this Release as of the date first set forth above.

DYCOM INDUSTRIES, INC.

By:

EXECUTIVE

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